EXHIBIT 4.4

FIRST AMENDMENT
TO THE CLASS A(2001-2) TERMS DOCUMENT


		THIS FIRST AMENDMENT TO THE CLASS A(2001-2) TERMS DOCUMENT dated as of August 8, 2001 (the "Amendment"), is between MBNA CREDIT
CARD MASTER NOTE TRUST, a statutory business trust organized under the laws of the State of Delaware (the "Issuer"), and THE BANK OF NEW YORK, a New York banking corporation (the "Indenture Trustee").

		WHEREAS, the parties hereto have executed that certain Class A(2001-2) Terms Document, dated as of July 26, 2001 (the "Terms Document"), the MBNAseries Indenture Supplement, dated as of May 24, 2001 (the "Indenture Supplement") and the Indenture, dated as of May 24, 2001 (the "Indenture" and, collectively with the Terms Document and the Indenture Supplement, the "Agreement");

		WHEREAS the Issuer and the Indenture Trustee wish to amend the Terms Document as provided herein;

	NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Amendment of Section 2.03. Section 2.03(a) of the Terms Document shall be and hereby is amended by deleting the words "one-twelfth of" where such words appear in the first sentence of such subsection.


SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective upon the following:

(a) Issuance of a Master Trust Tax Opinion and an Issuer
Tax Opinion to the Indenture Trustee.

(b) Delivery to the Indenture Trustee of an Officer's
Certificate to the effect that the Issuer reasonably believes that this Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future.

(c) Counterparts of this Amendment, duly executed by the parties hereto.

SECTION 3. Agreement in Full Force and Effect as Amended.
Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean such Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Amendment, as though the terms and obligations of the Agreement were set forth herein.


SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.


SECTION 5. Governing Law.  THIS AMENDMENT WILL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.


SECTION 6. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

		IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

MBNA CREDIT CARD MASTER NOTE TRUST,
by MBNA AMERICA BANK,
NATIONAL ASSOCIATION,
as Beneficiary and not in its
individual capacity



By:	__/s/ Kevin F.
Sweeney______________
	Name:  Kevin F. Sweeney
	Title:  First Vice President


THE BANK OF NEW YORK, as Indenture
Trustee
and not in its individual capacity



By:	_/s/ Cassandra Shedd
___________________
	Name: Cassandra Shedd
	Title:  Assistant Vice
President

(..continued)



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